Exhibit 21





                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Phoenix Leasing Associates II, Inc.:

        We have audited the accompanying consolidated balance sheets of Phoenix Leasing Associates II, Inc. (a Nevada corporation) and subsidiary as of September 30, 1999 and June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Associates II, Inc. and subsidiary as of September 30, 1999 and June 30, 1998, in conformity with generally accepted accounting principles.





San Francisco, California,                                   ARTHUR ANDERSEN LLP
December 28, 1999

               PHOENIX LEASING ASSOCIATES II, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                      September 30,   June 30,
                                                          1999          1998
                                                          ----          ----


Cash and cash equivalents                             $     1,128   $       367
Due from Phoenix Leasing Incorporated                   2,083,737     1,569,493
Due from Phoenix Leasing Cash Distribution
  Fund V, L.P                                             146,168       268,759
Investment in Phoenix Leasing Cash Distribution
  Fund V, L.P.                                             40,766          --
                                                      -----------   -----------

         Total Assets                                 $ 2,271,799   $ 1,838,619
                                                      ===========   ===========


                      LIABILITIES AND SHAREHOLDER'S EQUITY

Liabilities:

     Accounts payable and accrued expenses            $     4,269   $       729
     Deficit investment in Phoenix Leasing Cash
       Distribution Fund V, L.P.                             --          20,766
                                                      -----------   -----------

         Total Liabilities                                  4,269        21,495
                                                      -----------   -----------

Minority Interest in Consolidated Subsidiary               82,962        89,649
                                                      -----------   -----------


Shareholder's Equity:

     Common Stock, without par value, 100 shares
       authorized and outstanding                       4,000,100     4,000,100
     Retained earnings                                  2,184,468     1,727,375
     Less:
       Note receivable from affiliate                  (4,000,000)   (4,000,000)
                                                      -----------   -----------

         Total Shareholder's Equity                     2,184,568     1,727,475
                                                      -----------   -----------

         Total Liabilities and Shareholder's Equity   $ 2,271,799   $ 1,838,619
                                                      ===========   ===========

      The accompanying notes are an integral part of these balance sheets.

               PHOENIX LEASING ASSOCIATES II, INC. AND SUBSIDIARY

                    NOTES TO THE CONSOLIDATED BALANCE SHEETS

                               September 30, 1999

Note 1.  Organization:

         Phoenix Leasing Associates II, Inc., (the Company), was formed under the laws of Nevada on June 14, 1990. The Company is a wholly-owned subsidiary of Phoenix Leasing Incorporated (PLI), a California corporation, and was originally formed to serve as the general partner of Phoenix Leasing Cash Distribution Fund V, L.P. (CDF V), a California limited partnership.

         Effective July 1, 1998, the Company and all its subsidiaries changed its fiscal year end from June 30 to September 30.

         On August 17, 1990, the Company organized Phoenix Leasing Associates II L.P., a California limited partnership (PLAIILP), to replace the Company as the general partner in CDF V. The limited partner of PLAIILP is Lease Management Associates, Inc., a Nevada corporation controlled by an officer of the Company, who also owns the parent company of PLI. As the general partner of CDF V, PLAIILP earns acquisition and management fees and receives the profits, losses and distributions which are to be allocated to the Company (Note 6). The Company is the general partner of PLAIILP and, as of September 30, 1999 and June 30, 1998 has a 50% ownership interest. This ownership interest is subject to change in accordance with the PLAIILP Partnership Agreement. Profits, losses and distributions attributable to acquisition fees paid to PLAIILP by CDF V are allocated in proportion to the partners' ownership interests. All other profits, losses and distributions are allocated to the Company.


Note 2.  Principles of Consolidation:

         The consolidated balance sheets as of September 30, 1999 and June 30, 1998, include the accounts of the Company and its subsidiary, PLAIILP, over which the Company exerts significant control and influence. All significant intercompany accounts and transactions have been eliminated in consolidation. The minority interest represents the limited partner's interest in PLAIILP.

         The Company records its investment in CDF V under the equity method of accounting. As general partner, the Company has complete authority in, and responsibility for, the overall management of CDF V, which includes responsibility for supervising CDF V's acquisition, leasing, remarketing activities and its sale of equipment.


Note 3.  Use of Estimates:

         The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates.


Note 4.  Notes Receivable from Affiliate:

         PLI, the sole shareholder of the Company, as of September 30, 1999 and June 30, 1998, has issued demand promissory notes to the Company totaling $4,000,000. There are no restrictions or covenants associated with this note which would preclude the Company from receiving the principal or interest amounts under the terms of the notes. The notes bear interest at a rate equal to

               PHOENIX LEASING ASSOCIATES II, INC. AND SUBSIDIARY

                    NOTES TO THE CONSOLIDATED BALANCE SHEETS

                               September 30, 1999

Note 4.  Notes Receivable from Affiliate (continued):

the lesser of 10% or prime rate plus 1%, as determined by Citibank, N.A., New York, New York. Interest is payable by PLI on the first business day of each calendar quarter. The principal amount is due and payable upon demand by the Company.


Note 5.  Income Taxes:

         During the year ended June 30, 1998, the Company's income or loss for tax reporting purposes is included in the consolidated and combined tax returns filed by Phoenix American Incorporated (PAI), an affiliated Nevada corporation. These returns are prepared on the accrual basis of accounting. Under "Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes", the Company computes taxes as if it was a stand alone company. The resulting tax liability of $165,356 as of June 30, 1998 was transferred to PAI in accordance with the Tax Sharing Agreement between the Company and PAI.

         Effective July 1, 1998, the Company and all its subsidiaries adopted treatment as an "S" Corporation pursuant to the Federal Income Tax Regulations for tax reporting purposes. Federal and state income tax regulations provide that taxes on the income or loss of the Company are reportable on the shareholder's individual return.


Note 6.  Compensation and Fees:

         PLAIILP receives acquisition fees equal to three percent of the purchase price of assets acquired or financed by CDF V in connection with the analysis, selection and acquisition or financing of assets, and the continuing analysis of the overall portfolio of the CDF V's assets, and management fees equal to three percent of CDF V's gross revenues in connection with managing the operations of CDF V. In addition, PLAIILP receives an interest in CDF V's profits, losses and distributions. Management fees of $55,771 and $91,441 and acquisition fees of $90,397 and $177,318 as of September 30, 1999 and June 30, 1998, respectively, are included in Due from Phoenix Leasing Cash Distribution Fund V, L.P. on the Balance Sheet.


Note 7.  Related Parties:

         Phoenix Securities, Inc., an affiliate of the Company, received a fee for wholesaling activities performed in connection with the offering of the limited partnership units of CDF V.

         The Company has entered into an agreement with PLI, whereby PLI will provide management services to PLAIILP in connection with the operations and administration of CDF V. In consideration for the services and activities to be performed by PLI pursuant to this agreement, the Company pays PLI fees in an amount equal to: Three percent of CDF V's cumulative gross revenues plus the lesser of three percent of the purchase price of equipment acquired by and financing provided to businesses by CDF V or 100% of the net cash attributable to the acquisition fee which has been distributed to the Company plus 100% of all other net cash from operations of PLAIILP. Management fees paid to PLI equal $606,367, and $753,849 for the twelve months ended September 30, 1999 and June 30, 1998, respectively, and $207,319 for the three months ended September 30, 1998.

               PHOENIX LEASING ASSOCIATES II, INC. AND SUBSIDIARY

                    NOTES TO THE CONSOLIDATED BALANCE SHEETS

                               September 30, 1999


Note 8.  Commitments and Contingencies:

         On October 28, 1997, a Class Action Complaint was filed against Phoenix Leasing Incorporated, Phoenix Leasing Associates, II and III LP., Phoenix Securities Inc. and Phoenix American Incorporated (the "Companies") in California Superior Court for the County of Sacramento by eleven individuals on behalf of investors in Phoenix Leasing Cash Distribution Funds I through V (the "Partnerships"). The Companies were served with the Complaint on December 9, 1997. The Complaint sought declaratory and other relief including accounting, receivership, imposition of a constructive trust and judicial dissolution and winding up of the Partnerships, and damages based on fraud, breach of fiduciary duty and breach of contract by the Companies as general partners of the Partnerships.

         Plaintiffs severed one cause of action from the Complaint, a claim related to the marketing and sale of CDF V, and transferred it to Marin County Superior Court (the "Berger Action"). Plaintiffs then dismissed the remaining claims in Sacramento Superior Court and refiled them in a separate lawsuit making similar allegations (the "Ash Action"). That complaint was subsequently transferred to Marin County as well.

         Plaintiffs have amended the Berger Action twice. Defendants recently answered the complaint. Discovery has recently commenced. The Companies intend to vigorously defend the Complaint.

         Defendants have filed a demurrer to the Ash Complaint, which plaintiffs amended three times. Discovery has not yet commenced. The Companies intend to vigorously defend the complaint.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Partners of
Phoenix Leasing Associates II L.P.:

        We have audited the accompanying balance sheets of Phoenix Leasing Associates II L.P. (a California limited partnership) as of September 30, 1999 and June 30, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Associates II L.P. as of September 30, 1999 and June 30, 1998, in conformity with generally accepted accounting principles.





San Francisco, California,                                   ARTHUR ANDERSEN LLP
December 28, 1999

                       PHOENIX LEASING ASSOCIATES II L.P.

                                 BALANCE SHEETS

                                     ASSETS


                                                          September 30, June 30,
                                                              1999        1998
                                                              ----        ----


Cash and cash equivalents                                  $    580    $    343
Due from Phoenix Leasing Cash Distribution
  Fund V, L.P                                               146,168     268,759
Investment in Phoenix Leasing Cash Distribution
  Fund V, L.P.                                               40,766        --
                                                           --------    --------

         Total Assets                                      $187,514    $269,102
                                                           ========    ========



                        LIABILITIES AND PARTNERS' CAPITAL

Liabilities:

     Accounts payable and accrued expenses                 $  2,135    $    365
     Due to General Partner                                 101,427     157,332
     Deficit investment in Phoenix Leasing Cash
       Distribution Fund V, L.P.                               --        20,766
                                                           --------    --------

         Total Liabilities                                  103,562     178,463
                                                           --------    --------


Partners' Capital:

     General Partner (99 partnership units)                     990         990
     Limited Partner (99 partnership units)                  82,962      89,649
                                                           --------    --------

         Total Partners' Capital                             83,952      90,639
                                                           --------    --------

         Total Liabilities and Partners' Capital           $187,514    $269,102
                                                           ========    ========

      The accompanying notes are an integral part of these balance sheets.

                       PHOENIX LEASING ASSOCIATES II L.P.

                           NOTES TO THE BALANCE SHEETS

                               September 30, 1999


Note 1.  Organization:

         Phoenix Leasing Associates II L.P., a California limited partnership (the Partnership), was formed under the laws of the State of California on August 17, 1990, to act as the general partner of Phoenix Leasing Cash Distribution Fund V, L.P.(CDF V), a California limited partnership. The general partner of the Partnership is Phoenix Leasing Associates II, Inc. (PLAII), a Nevada corporation and wholly-owned subsidiary of Phoenix Leasing Incorporated
(PLI), a California corporation. The limited partner of the partnership is Lease Management Associates, Inc., a Nevada corporation controlled by an officer of PLAII, who owns the ultimate parent of PLAII.

         Effective July 1, 1998, the Partnership changed its fiscal year from June 30 to September 30.

         The Partnership records its investment in CDF V under the equity method of accounting. As general partner, the Partnership has complete authority in, and responsibility for, the overall management of CDF V, which includes responsibility for supervising CDF V's acquisition, leasing, remarketing and sale of equipment.


Note 2.  Income Taxes:

         The Partnership is not subject to federal and state income taxes on its income. Federal and state income tax regulations provide that items of income, gain, loss and deductions, credits and tax preference items of limited partnerships are reportable by the individual partners in their respective income tax returns. Accordingly, no liability for such taxes has been recorded on the Partnership's balance sheets.


Note 3.  Use of Estimates:

         The preparation of balance sheets in conformity with generally accepted accounting principles requires management to makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets. Actual results could differ from those estimates.


Note 4.  Compensation and Fees:

         The Partnership receives acquisition fees equal to three percent of the purchase price of assets acquired or financed by CDF V in connection with the analysis, selection and acquisition or financing of assets, and the continuing analysis of the overall portfolio of CDF V's assets, and management fees equal to three percent of CDF V's gross revenues in connection with managing the operations of CDF V. In addition, the Partnership receives an interest in CDF V's profits, losses and distributions. Management fees of $55,771 and $91,441 and acquisition fees of $90,397 and $177,318 as of September 30, 1999 and June 30, 1998, respectively, are included in Due from Phoenix Leasing Cash Distribution Fund V, L.P. on the Balance Sheet.


Note 5.  Allocation of Profits, Losses and Distributions:

         Profits and losses attributable to acquisition fees paid to the Partnership by CDF V are allocated to the partners in proportion to their ownership interests. All other profits and losses are allocated to PLAII.
Distributions are made in accordance with the terms of the partnership agreement.

                       PHOENIX LEASING ASSOCIATES II L.P.

                           NOTES TO THE BALANCE SHEETS

                               September 30, 1999

Note 6.  Related Parties:

         Phoenix Securities, Inc., an affiliate of the Partnership, received a fee for wholesaling activities performed in connection with the offering of the limited partnership units of CDF V.

         PLAII has entered into an agreement with PLI whereby PLI will provide management services to the Partnership in connection with the operations and administration of CDF V. In consideration for the services and activities to be performed by PLI pursuant to this agreement, PLAII pays PLI fees in an amount equal to: Three percent of CDF V's cumulative gross revenues plus the lesser of three percent of the purchase price of equipment acquired by and financing provided to businesses by CDF V or 100% of the net cash attributed to the acquisition fee which has been distributed to PLAII plus 100% of all other net cash from operations of the Partnership. Management fees paid to PLI equal $606,367 and $753,849 for the twelve months ended September 30, 1999 and June 30, 1998, respectively, and $207,319 for the three months ended September 30, 1998.


Note 7.  Commitments and Contingencies:

         On October 28, 1997, a Class Action Complaint was filed against Phoenix Leasing Incorporated, Phoenix Leasing Associates, II and III LP., Phoenix Securities Inc. and Phoenix American Incorporated (the "Companies") in California Superior Court for the County of Sacramento by eleven individuals on behalf of investors in Phoenix Leasing Cash Distribution Funds I through V (the "Partnerships"). The Companies were served with the Complaint on December 9, 1997. The Complaint sought declaratory and other relief including accounting, receivership, imposition of a constructive trust and judicial dissolution and winding up of the Partnerships, and damages based on fraud, breach of fiduciary duty and breach of contract by the Companies as general partners of the Partnerships.

         Plaintiffs severed one cause of action from the Complaint, a claim related to the marketing and sale of CDF V, and transferred it to Marin County Superior Court (the "Berger Action"). Plaintiffs then dismissed the remaining claims in Sacramento Superior Court and refiled them in a separate lawsuit making similar allegations (the"Ash Action"). That complaint was subsequently transferred to Marin County as well.

         Plaintiffs have amended the Berger Action twice. Defendants recently answered the complaint. Discovery has recently commenced. The Companies intend to vigorously defend the Complaint.

         Defendants have filed a demurrer to the Ash Complaint, which plaintiffs amended three times. Discovery has not yet commenced. The Companies intend to vigorously defend the complaint.